Exhibit 99.01

Press Release

www.shire.com

Dr Steven Gillis to join Shire Board of Directors

Dublin, Ireland –September 4, 2012 – Shire plc (LSE: SHP, NASDAQ: SHPG) announces that Dr. Steven Gillis, Ph.D. will join the Board of Directors on October 1, 2012.  On joining the Board, Dr. Gillis will become a member of the Company’s Science & Technology Committee and Remuneration Committee.

Dr. Gillis is currently a Managing Director at ARCH Venture Partners, a provider of venture capital for technology firms, where he is focused on the evaluation of new life science technologies and the development and growth of ARCH’s biotechnology portfolio companies.  Prior to this, Dr. Gillis was a founder and director of Corixa Corporation, acquired by GlaxoSmithKline in 2005. Prior to starting Corixa, Dr. Gillis was a founder and director of Immunex Corporation.

An immunologist by training, Dr. Gillis has authored more than 300 peer-reviewed publications in the areas of molecular and tumor immunology. He is credited as being a pioneer in the field of cytokines and cytokine receptors, directing the development of multiple marketed products including Leukine, (GM-CSF), Prokine (IL-2) and Enbrel (soluble TNF receptor-Fc fusion protein) as well as the regulatory approval of Bexxar (radiolabeled anti-CD20) and the novel vaccine adjuvant, MPL.

He received his B.A. from Williams College in 1975 and his Ph.D. from Dartmouth College in 1978.

Dr. Gillis is a Non-Executive Director of Genesis Research and Development Corporation Limited., a New Zealand and Australian Stock Exchange-listed biotechnology company. He was a Non- Executive Director and then Executive Chairman and Acting President of Trubion Pharmaceuticals Inc., until its sale in 2010.

Shire Chairman, Matt Emmens, comments:
“Steven’s pioneering and entrepreneurial approach paired with a deep technical and scientific knowledge will complement the existing skills and outlook of the Shire Board. I look forward to him joining in the autumn.”

Dr. Steven Gillis adds:
“Shire has a clear and ambitious patient-focused vision for the future and I look forward to the opportunity to help them achieve it.”

There is no further information that is required to be disclosed under 9.6.13R of the UK Listing Rules.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

For further information please contact:

Investor Relations
Eric Rojas	erojas@shire.com	+1 781 482 0999
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157
Media
Jessica Mann (Corporate)	jmann@shire.com	+44 1256 894 280

Notes to editors

Shire enables people with life-altering conditions to lead better lives.

Through our deep understanding of patients’ needs, we develop and provide healthcare in the areas of:

•	Behavioral Health and Gastro Intestinal conditions
•	Rare Diseases
•	Regenerative Medicine

as well as other symptomatic conditions treated by specialist physicians.

We aspire to imagine and lead the future of healthcare, creating value for patients, physicians, policymakers, payors and our shareholders.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, the Company’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of research, development, approval, reimbursement, manufacturing and commercialization of the Company’s Specialty Pharmaceuticals, Human Genetic Therapies and Regenerative Medicine products, as well as the ability to secure new products for commercialization and/or development; government regulation of the Company’s products; the Company’s ability to manufacture its products in sufficient quantities to meet demand; the impact of competitive therapies on the Company’s products; the Company’s ability to register, maintain and enforce patents and other intellectual property rights relating to its products; the Company’s ability to obtain and maintain government and other third-party reimbursement for its products; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.